Exhibit 99.1

News Release
FIRST FINANCIAL
CORPORATION
One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

For more information contact:
July 24, 2008	Michael A. Carty at (812) 238-6264
First Financial Reports Record 2nd Quarter 2008 Earnings
TERRE HAUTE, INDIANA — First Financial Corporation (NASDAQ:THFF) today announced net income for the three and six months ended June 30, 2008 of $7.1 million and $14.1 million, respectively. These are 11.4% and 9.8% improvements over the $6.41 million and $12.8 reported for the same periods of 2007. Earnings per share for the six months ended June 30, 2008 increased 10.3% to $1.07, an increase of $0.10 per average share outstanding over the same period for the prior year. Earnings per share for the second quarter of $.55 is also a record result for the Corporation and is a 10.9% increase over the same period for the prior year. Return on assets and return on equity for 2008 were 1.24% and 9.68% as compared to 1.18% and 9.29% for 2007. The Corporation increased net interest income for the first six months of 2008 by $1.9 million or 5.1% over the same period of 2007.
For the first six months of 2008, non-interest income rose by 3.9% or $614 thousand over the same period in 2007, while the increase in non-interest expense was 1.5% or $488 thousand. For the quarter ending June 30, 2008, non-interest income improved by 1.5% or $112 thousand over 2007, while non-interest expense increased 0.8% or $122 thousand.

Total assets of the Corporation grew 3.7% to $2.3 billion at June 30, 2008, with deposits increasing $100.0 million or 6.2% from June 30, 2007. Loans grew by $48.4 million and shareholders equity increased $11.9 million over the same period.
The 2008 book value per share of the Corporation’s stock increased $1.00 or 4.9% to $21.50 from $20.50 at June 30, 2007. For the 20th consecutive year the Corporation increased dividends to our shareholders. A dividend of $.44 per share was declared during the second quarter of 2008.
First Financial Corporation is the holding company for First Financial Bank NA in Indiana and Illinois, The Morris Plan Company of Terre Haute and Forrest Sherer Inc. in Indiana.

First Financial Corporation
For the Quarter Ending June 30, 2008
(Dollar amounts in thousands except per share data)

	06/30/08	06/30/07	Change	% Change

Year to Date Information:

Net Income	$14,093	$12,836	$1,257	9.79%
Earnings Per Average Share	$1.07	$0.97	$0.10	10.31%
Return on Assets	1.24%	1.18%	0.06%	5.08%
Return on Equity	9.68%	9.29%	0.39%	4.20%
Net Interest Margin	3.93%	3.89%	0.04%	1.03%
Net Interest Income	$38,916	$37,022	$1,894	5.12%
Non-Interest Income	$16,290	$15,676	$614	3.92%
Non-Interest Expense	$32,654	$32,166	$488	1.52%
Loan Loss Provision	$3,660	$2,930	$730	24.91%
Net Charge Offs	$3,458	$3,750	($292)	-7.79%
Efficiency Ratio	56.96%	58.68%	-1.72%	-2.93%

Quarter to Date Information:

Net Income	$7,143	$6,413	$730	11.38%
Earnings Per Average Share	$0.55	$0.49	$0.06	12.24%
Return on Assets	1.26%	1.17%	0.09%	7.69%
Return on Equity	9.74%	9.21%	0.53%	5.75%
Net Interest Margin	4.01%	3.87%	0.14%	3.62%
Net Interest Income	$19,960	$18,565	$1,395	7.51%
Non-Interest Income	$7,641	$7,529	$112	1.49%
Non Interest Expense	$16,230	$16,108	$122	0.76%
Loan Loss Provision	$1,735	$1,240	$495	39.92%
Net Charge Offs	$1,625	$1,721	($96)	-5.58%
Efficiency Ratio	56.63%	59.27%	-2.64%	-4.46%

Balance Sheet:

Assets	$2,303,425	$2,220,294	$83,131	3.74%
Deposits	$1,610,835	$1,510,818	$100,017	6.62%
Loans	$1,459,582	$1,411,166	$48,416	3.43%
Shareholders’ Equity	$281,717	$269,795	$11,922	4.42%
Book Value Per Share	$21.51	$20.50	$1.01	4.92%
Average Assets	2,271,771	2,181,863	$89,908	4.12%